Exhibit 99.5

December 18, 2025

CONSENT OF THE KAFAFIAN GROUP, INC.

We hereby consent to the inclusion of our fairness opinion as Annex B to the Joint Proxy Statement/Prospectus and for the Registration Statement on Form S-4 relating to the proposed merger of QNB Corp. and its wholly owned subsidiary, QNB Bank with The Victory Bancorp, Inc. and its wholly owned bank subsidiary, The Victory Bank and to the references to such opinion and our firm’s name in such Joint Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

The Kafafian Group, Inc.